Exhibit 10.02

[CITIGROUP LETTERHEAD]

May 1, 2006

Mr. Roberto Hernández Ramirez
Chairman of the Board
Banco Nacional de Mexico
Actuario Roberto Medellin No. 800 - 5th Floor
Col. Santa Fe, 01210
Mexico City, Mexico

Re:
Stock Ownership Commitment

Dear Roberto,

The purpose of this letter is to confirm that the Board of Directors ("Board") of Citigroup Inc. ("Citigroup"), at the recommendation of the Board's Nomination and Governance Committee, has adopted a resolution granting you a waiver from Citigroup's Stock Ownership Commitment ("SOC"), which is contained in Citigroup's Corporate Governance Guidelines, and set your minimum ownership of Citigroup's common stock pursuant to the SOC at one million shares for so long as you remain a member of the Board.

Very truly yours,

/s/ Alain J.P. Belda

Alain J.P. Belda
Lead Director and Chairman of the
Nomination and Governance Committee
Citigroup Inc.